As filed with the Securities and Exchange Commission on July 8, 2011
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HOLLYFRONTIER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-1056913 (I.R.S. Employer Identification Number)

2828 N. Harwood Street, Suite 1300 Dallas, Texas (Address of Principal Executive Offices)	75201 (Zip code)

HollyFrontier Corporation Omnibus Incentive Compensation Plan
(Full title of plan)

Denise C. McWatters	Copies to:
Vice President, General Counsel, and Secretary
HollyFrontier Corporation
2828 N. Harwood Street, Suite 1300
Dallas, TX 75201
(214) 871-3555
(Name, address and telephone number,
including area code, of agent for service)	Alan J. Bogdanow Christopher R. Rowley Vinson & Elkins L.L.P. 2001 Ross Avenue, Suite 3700 Dallas, TX 75201 (214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
Title of Securities	Amount to be		Offering Price per		Aggregate Offering		Amount of
to be Registered	Registered(1)		Share		Price		Registration Fee
Common stock, par value $0.01 per share	3,724,255	(2)	$71.83	(3)	$267,513,236.65	(3)	$25,143.79	(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, par value $0.01 per share, of HollyFrontier Corporation (the “Company”) that may become issuable under the HollyFrontier Corporation Omnibus Incentive Compensation Plan (the “Plan”) as a result of any stock dividend, stock split, recapitalization or similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of the Company’s common stock.

(2)	Represents the number of shares of the Company’s common stock issuable pursuant to the Plan, which was amended and assumed by the Company in connection with the merger of North Acquisition, Inc., a wholly owned subsidiary of the Company, with and into Frontier Oil Corporation (“Frontier”) and the subsequent merger of Frontier with and into the Company (together, the “Merger”).

(3)	Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act solely for purposes of calculating the registration fee and based on the average of the high and low market prices for the Company’s common stock reported on the New York Stock Exchange on July 6, 2011.

(4)	On June 16, 2010, 7,100,000 shares of Frontier common stock were registered by Frontier on Form S-8 (File No. 333-167563) (the “2010 Frontier S-8”) with respect to a prior version of the Plan (i.e., the Plan prior to its amendment and assumption by the Company (the “Prior Plan”)). A registration fee of $6,657 (the “2010 S-8 Fee”) was paid in connection with the 2010 Frontier S-8. All 7,100,000 shares are being carried forward from the 2010 Frontier S-8 (after applying the applicable exchange ratio set forth in the agreement pertaining to the Merger) and are registered hereby. Of the 7,100,000 registered shares of Frontier common stock, (a) 6,332,393 shares have not been issued and are not subject to outstanding awards granted under the Prior Plan, and (b) 767,607 shares are subject to outstanding awards originally made by Frontier under the Prior Plan that are being assumed by the Company in connection with, and that will continue to be outstanding following, the consummation of the Merger. Pursuant to Rule 457(p) of the Securities Act, a portion of the 2010 S-8 Fee (the “Offset”) is offset against the currently due filing fee. The Offset is equal to $5,914.50, which is the amount of the 2010 S-8 Fee attributable to the shares being carried forward from the 2010 Frontier S-8 (7,100,000 shares), excluding those that were issued but subsequently reacquired by Frontier (24,301 shares) and excluding those that are subject to outstanding awards (767,607 shares). In addition to the 7,100,000 shares of Frontier common stock that are being carried forward from the 2010 Frontier S-8 and registered hereunder, 641,124 shares of Frontier common stock that are subject to outstanding awards originally made by Frontier under the Prior Plan that are being assumed by the Company in connection with, and that will continue to be outstanding following, the consummation of the Merger are being carried forward (after applying the applicable exchange ratio set forth in the agreement pertaining to the Merger) from a Form S-8 (File No. 333-133595) previously filed by Frontier with respect to the Prior Plan on April 27, 2006 and are registered hereby. Rule 457(p) of the Securities Act does not permit any portion of the registration fee paid with respect to Frontier’s Form S-8 filed on April 27, 2006 to be offset against the currently due filing fee.

EXPLANATORY NOTE
          HollyFrontier Corporation, a Delaware corporation formerly named Holly Corporation (the “Company” or “HollyFrontier”), is filing this Registration Statement on Form S-8 relating to 3,724,255 shares of the Company’s common stock issuable by the Company pursuant to restricted stock awards, performance share units, restricted stock units and options to be granted to persons who were employees and directors of Frontier Oil Corporation (“Frontier”) prior to the Merger (defined below) or who may become employees of the Company following the Merger pursuant to the terms of the HollyFrontier Corporation Omnibus Incentive Compensation Plan (the “Plan”).
          On July 1, 2011, North Acquisition Inc., a wholly-owned subsidiary of the Company, merged with and into Frontier, and Frontier merged with and into the Company (together, the “Merger”). The Plan (formerly, the Frontier Oil Corporation Omnibus Incentive Compensation Plan) was assumed by the Company as of the effective time of the Merger.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The documents containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of information about the Company and any other information required by Item 2 of Form S-8 will be sent or given to participants of the Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff and participants of the Plan a copy of all of the documents included in such file.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
          The following documents have been filed by the Company with the Commission and are incorporated herein by reference:
(a)	Holly Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 25, 2011;

(b)	Holly Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011;

(c)	Holly Corporation’s Current Reports on Form 8-K filed on February 22, 2011, March 1, 2011, March 21, 2011, May 11, 2011, May 13, 2011, May 18, 2011, June 21, 2011, June 29, 2011 and July 8, 2011; and

(d)	The description of the Company’s common stock contained in Holly Corporation’s registration statement on Form S-3 filed with the Commission under Section 5 of the Securities Act on May 17, 1995, including any subsequently filed amendments and reports updating such description.
          In addition, all reports and other documents the Company files with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the Commission) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.
          The Company is not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not considered “filed” with the Commission, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
          Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any other document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. Description of Securities.
          Not applicable.
ITEM 5. Interests of Named Experts and Counsel.
          Not applicable.
ITEM 6. Indemnification of Directors and Officers.
          The following summary is qualified in its entirety by reference to the complete copy of the General Corporation Law of the State of Delaware (“DGCL”) and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.
          Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
          As permitted by the DGCL, the Company’s amended and restated certificate of incorporation provides that the Company’s directors shall have no personal liability to the Company or its stockholders for monetary damages for breach of such director’s duty as a director, except (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) for unlawful payment of a dividend or unlawful stock purchase or stock redemption or

(4) for any transaction from which a director derived an improper personal benefit. The Company’s amended and restated bylaws provide that indemnification shall be provided to the fullest extent permitted by the DGCL for all current or former directors or officers of the Company.
          The Company has purchased insurance policies providing the Company’s officers and directors coverage against certain liabilities claimed against them by reason of their being officers and directors of the Company.
ITEM 7. Exemption from Registration Claimed.
          Not applicable.
ITEM 8. Exhibits.

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of HollyFrontier Corporation (incorporated by reference to Exhibit 3.1 to HollyFrontier Corporation’s Form 8-K filed on July 8, 2011).

4.2	Amended and Restated Bylaws of HollyFrontier Corporation (incorporated by reference to Exhibit 3.2 to HollyFrontier Corporation’s Form 8-K filed on July 8, 2011).

4.3	HollyFrontier Corporation Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.5 to HollyFrontier Corporation’s Form 8-K filed on July 8, 2011).

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).
ITEM 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 8, 2011.

HOLLYFRONTIER CORPORATION
By:	/s/ Michael C. Jennings
Michael C. Jennings
President and Chief Executive Officer

POWER OF ATTORNEY
          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael C. Jennings, Matthew P. Clifton or Denise C. McWatters, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place, and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, or cause to be filed the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate and necessary to be done in and about the premises, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael C. Jennings Michael C. Jennings	President, Chief Executive Officer and Director (Principal Executive Officer)	July 8, 2011

/s/ Douglas S. Aron Douglas S. Aron	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 8, 2011

/s/ Scott C. Surplus Scott C. Surplus	Vice President and Controller (Principal Accounting Officer)	July 8, 2011

/s/ Matthew P. Clifton Matthew P. Clifton	Executive Chairman of the Board	July 8, 2011

/s/ Douglas Y. Bech Douglas Y. Bech	Director	July 8, 2011

/s/ Buford P. Berry Buford P. Berry	Director	July 8, 2011

Signature	Title	Date

/s/ Leldon E. Echols Leldon E. Echols	Director	July 8, 2011

/s/ R. Kevin Hardage R. Kevin Hardage	Director	July 8, 2011

/s/ Robert J. Kostelnik Robert J. Kostelnik	Director	July 8, 2011

/s/ James H. Lee James H. Lee	Director	July 8, 2011

/s/ Paul B. Loyd, Jr. Paul B. Loyd, Jr.	Director	July 8, 2011

/s/ Robert G. McKenzie Robert G. McKenzie	Director	July 8, 2011

/s/ Franklin Myers Franklin Myers	Director	July 8, 2011

/s/ Jack P. Reid Jack P. Reid	Director	July 8, 2011

/s/ Michael E. Rose Michael E. Rose	Director	July 8, 2011

/s/ Tommy A. Valenta Tommy A. Valenta	Director	July 8, 2011

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Amended and Restated Certificate of Incorporation of HollyFrontier Corporation (incorporated by reference to Exhibit 3.1 to HollyFrontier Corporation’s Form 8-K filed on July 8, 2011).

4.2	Amended and Restated Bylaws of HollyFrontier Corporation (incorporated by reference to Exhibit 3.2 to HollyFrontier Corporation’s Form 8-K filed on July 8, 2011).

4.3	HollyFrontier Corporation Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.5 to HollyFrontier Corporation’s Form 8-K filed on July 8, 2011).

5.1	Opinion of Vinson & Elkins L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).